The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Subject to completion, Pricing Supplement dated August 23, 2005

PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 78 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated            , 2005
                                                                  Rule 424(b)(3)
                                  $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                             Senior Fixed Rate Notes
                               -------------------

                           PLUS due September 25, 2006
         Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
            Based on the Value of the Dow Jones EURO STOXX 50(SM)Index
                    Performance Leveraged Upside Securities(SM)
                                   ("PLUS(SM)")
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity you will receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the dollar-converted closing value of the Dow Jones EURO STOXX 50(SM) Index (euro price return only) at maturity.

o   The principal amount and issue price of each PLUS is $10.

o   We will not pay interest on the PLUS.

o At maturity, if the dollar-converted final index value is greater than the dollar-converted initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment equal to $10 plus the leveraged upside payment, which is equal to $10 multiplied by 300% of the percent increase in the dollar-converted value of the Dow Jones EURO STOXX 50 Index (euro price return only), subject to a maximum payment at maturity which is expected to be $11.38 to $11.45, or 113.8% to 114.5% of the issue price. The maximum payment at maturity will be determined on the day we price the PLUS for initial sale to the public. If the dollar-converted final index value is less than or equal to the dollar-converted initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to $10 multiplied by the index performance factor, which will be less than or equal to 1.0.

     o The percent increase in the dollar-converted value of the Dow Jones EURO STOXX 50 Index (euro price return only) will be equal to (i) the dollar-converted final index value minus the dollar-converted initial index value divided by (ii) the dollar-converted initial index value.

        >>  The dollar-converted initial index value is     , which is equal to
            the closing value of the Dow Jones EURO STOXX 50 Index(euro price return only) times the euro/U.S. dollar exchange rate on the day we price the PLUS for initial sale to the public.

        >> The dollar-converted final index value will equal the closing value of the Dow Jones EURO STOXX 50 Index (euro price return only) times the euro/U.S. dollar exchange rate on the second scheduled index business day prior to the maturity date, which we refer to as the valuation date.

     o The index performance factor will be equal to (i) the dollar-converted final index value divided by (ii) the dollar-converted initial index value.

o Investing in the PLUS is not equivalent to investing in the Dow Jones EURO STOXX 50 Index or its component stocks.

o   The PLUS will not be listed on any securities exchange.

o   The CUSIP number for the PLUS is 61747Y204.

You should read the more detailed description of the PLUS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PLUS."

The PLUS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-7.
                               ------------------
                               PRICE $10 PER PLUS
                               ------------------

                                          Price to     Agent's      Proceeds to
                                           Public   Commissions(1)    Company
                                          --------  -------------   -----------
Per PLUS..............................        $           $              $
Total.................................        $           $              $

--------------------------

(1) For additional information see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

   For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called "Description of PLUS--Supplemental Information Concerning Plan of Distribution."

   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

   The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

   The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

   The PLUS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

   The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

   This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

   The following summary describes the PLUS(SM)we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

   The PLUS offered are medium-term debt securities of Morgan Stanley. The return on the PLUS at maturity is based on the value of the Dow Jones EURO STOXX 50(SM) Index (euro price return only), which we refer to as the Dow Jones EURO STOXX 50 Index, and the euro/U.S. dollar exchange rate.

   "Dow Jones EURO STOXX 50(SM)" and "STOXX(SM)" are service marks of STOXX Limited and have been licensed for use by Morgan Stanley. "Performance Leveraged Upside Securities" and "PLUS" are our service marks.

Each PLUS costs $10      We, Morgan Stanley, are offering Performance Leveraged
                         Upside Securities(SM) due September 25, 2006,
                         Mandatorily Exchangeable for an Amount Payable in U.S.
                         Dollars Based on the Value of the Dow Jones EURO STOXX
                         50(SM) Index, which we refer to as the PLUS. The principal amount and issue price of each PLUS is $10.

                         The original issue price of the PLUS includes the agent's commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of PLUS--Use of Proceeds and Hedging."

No guaranteed return     Unlike ordinary debt securities, the PLUS do not pay
of principal; no         interest and do not guarantee any return of principal
interest                 at maturity. If the dollar-converted final index value
                         is less than the dollar-converted initial index value, we will pay to you an amount in cash per PLUS that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the dollar-converted value of the Dow Jones EURO STOXX 50 Index. The dollar-converted initial index value is, which is equal to the closing value of the Dow Jones EURO STOXX
                         50 Index times the euro/U.S. dollar exchange rate, each as determined on the day we price the PLUS for initial sale to the public. The dollar-converted final index value will be the closing value of the Dow Jones EURO
                         STOXX 50 Index times the euro/U.S. dollar exchange rate, each as determined on the second scheduled index business day prior to the maturity date, which we refer to as the valuation date. If a market disruption event occurs on the scheduled valuation date or the scheduled valuation date is not otherwise an index business day, the maturity date will be postponed until the second scheduled trading day following the valuation date as postponed.

Payment at maturity      At maturity, you will receive for each $10 principal
based on the Dow         amount of PLUS that you hold an amount in cash based
Jones EURO STOXX 50      upon the dollar-converted value of the Dow Jones EURO
Index and the            STOXX 50 Index, determined as follows:
euro/U.S. dollar
exchange rate            o  If the dollar-converted final index value is greater
                            than the dollar-converted initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                            $10 + leveraged upside payment,

                            subject to a maximum payment at maturity of $11.38 to $11.45, or 113.8% to 114.5% of the issue price,

                         where,

              leveraged upside payment = ($10 x 300%  x  dollar-converted index percent increase)

                         and

                            dollar-converted final index value - dollar-converted initial index value
dollar-converted index   =  -------------------------------------------------------------------------
    percent increase                             dollar-converted initial index value

                         If the euro/U.S. dollar exchange rate is lower on the valuation date than on the date we price the notes for initial sale to the public, the leveraged upside payment, if any, and therefore the payment to you at maturity, will be reduced.

                         o If the dollar-converted final index value is less than or equal to the dollar-converted initial index value, you will receive for each $10 principal amount of PLUS that you hold a payment at maturity equal to:

                            $10 x index performance factor

                         where,

                                                       dollar-converted final index value
                         index performance factor   =  ----------------------------------
                                                        dollar-converted initial index
                                                                     value

                              Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

                         On PS-6, we have provided a graph titled "Hypothetical Payouts on the PLUS at Maturity," which illustrates the performance of the PLUS at maturity over a range of hypothetical dollar-converted percentage changes in the index. The graph does not show every situation that may occur.

                         If the euro/U.S. dollar exchange rate is lower on the valuation date than on the date we price the notes for initial sale to the public, the index performance factor, and therefore the payment to you at maturity, will be reduced.

                         If the U.S. dollar depreciates against the euro over the term of the notes, that is, if the euro/U.S. dollar exchange rate is higher on the valuation date than on the date we price the notes for initial sale to the public, that positive change in the euro/U.S. dollar exchange rate will have a positive effect on the dollar-converted final index value. Conversely, if the U.S. dollar appreciates against the euro over the term of the notes, that is, if the euro/U.S. dollar exchange rate is lower on the valuation date than on the date we price the notes for initial sale to the public, that negative change in the euro/U.S. dollar exchange rate will have a negative effect on the dollar-converted final index value. The return on the notes is linked to both the performance of the Dow Jones EURO STOXX 50 Index and the euro/U.S. dollar exchange rate; any increase in either one of the euro/U.S. dollar exchange rate or the level of the Dow Jones EURO STOXX 50 Index maybe offset by a decrease in the other. Your can review the historical euro/U.S. dollar exchange rate in the section of this pricing supplement called "Description of Notes--Currency Exchange Rate Information."

                         You can review the historical values of the Dow Jones EURO STOXX 50 Index and the historical euro/U.S. dollar exchange rates (expressed as the number of U.S dollars per euro) in the section of this pricing supplement called "Description of PLUS--Historical Information." The payment of dividends on the stocks that underlie the Dow Jones EURO STOXX 50 Index is not reflected in the level of the Dow Jones EURO STOXX 50 Index and, therefore, has no effect on the calculation of the payment at maturity.

                         Investing in the PLUS is not equivalent to investing in the Dow Jones EURO STOXX 50 Index or its component stocks.

Your return on the       The return investors realize on the PLUS is limited by
PLUS is limited by       the maximum payment at maturity. The maximum payment at
the maximum payment      maturity of each PLUS is expected to be $11.38 to
at maturity              $11.45, or 113.8% to 114.5% of the issue price. The
                         maximum payment at maturity will be determined on the day we price the PLUS for initial sale to the public.
                         Although the leverage factor provides 300% exposure to any increase in the dollar-converted value of the Dow
                         Jones EURO STOXX 50 Index at maturity, because the payment at maturity will be limited to 113.8% to 114.5% of the issue price of the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the dollar-converted final index value exceeds approximately 104.6% to 104.8% of the dollar-converted initial index value. See "Hypothetical
                         Payouts on the PLUS at Maturity" on PS-6.

MS & Co. will be the     We have appointed our affiliate, Morgan Stanley & Co.
Calculation Agent        Incorporated or its successors, which we refer to as MS
                         & Co., to act as calculation agent for JPMorgan Chase
                         Bank, N.A. (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS
                         & Co. will determine the dollar-converted initial index value, the dollar-converted final index value, the dollar-converted percentage change in the Dow Jones
                         EURO STOXX 50 Index, the payment to you at maturity and whether a market disruption event has occurred.

Where you can find       The PLUS are senior notes issued as part of our Series
more information on      F medium-term note program. You can find a general
the PLUS                 description of our Series F medium-term note program in
                         the accompanying prospectus supplement dated November
                         10, 2004. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--Fixed Rate Notes" and
                         "--Exchangeable Notes."

                         Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the PLUS, you should read the "Description of PLUS" section in this pricing supplement. You should also read about some of the risks involved in investing in PLUS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differ from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of PLUS--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us          You may contact your local Morgan Stanley branch office
                         or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212)
                         761-4000).

                  HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

   For each PLUS, the following graph illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the dollar-converted values of the index. The PLUS Zone illustrates the leveraging effect of the leverage factor taking into account the maximum payment at maturity. The graph is based on the following hypothetical terms:

    o   Issue Price per PLUS: $10.00

    o   Initial index value: 3,300

    o   Euro/U.S. dollar exchange rate: 1.21

    o   Dollar-converted Initial Index Value: 3,993

    o   Leverage Factor: 300%

    o   Maximum Payment at Maturity: $11.41 (114.1% of the Issue Price)

   Where the dollar-converted final index value is greater than the dollar-converted initial index value, the payment at maturity on the PLUS reflected in the graph below is greater than the $10 principal amount per PLUS, but in all cases is subject to the maximum payment at maturity. Where the dollar-converted final index value is less than or equal to the dollar-converted initial index value, the payment at maturity on the PLUS reflected in the graph below is less than or equal to the $10 principal amount per PLUS.

   In the hypothetical example below you will realize the maximum payment at maturity at a dollar-converted final index value of approximately 104.7% of the hypothetical dollar-converted initial index value. For example, if the hypothetical product of the closing value of the EUROSTOXX 50 Index and the euro/U.S. dollar exchange rate on the day we price the notes for initial sale to the public were equal to 3,993, you would realize the maximum payment at maturity at a dollar-converted final index value of approximately 4,181. In addition, you will not share in the performance of the index at dollar-converted final index values above 114.1% of the hypothetical dollar-converted initial index value, or approximately 4,556.

                                  RISK FACTORS

   The PLUS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity. The return investors realize on the PLUS is limited by the maximum payment at maturity. This section describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.


PLUS do not pay          The terms of the PLUS differ from those of ordinary
interest or              debt securities in that we will not pay you interest on
guarantee return of      the PLUS or guarantee to pay you the principal amount
principal                of the PLUS at maturity. Instead, at maturity you will
                         receive for each $10 principal amount of PLUS that you hold an amount in cash based upon the dollar-converted final index value. If the dollar-converted final index value is greater than the dollar-converted initial index value, you will receive an amount in cash equal to $10 plus the leveraged upside payment, subject to a maximum payment at maturity of $11.38 to $11.45, or 113.8% to 114.5% of the issue price. The maximum payment at maturity will be determined on the day we price the PLUS for initial sale to the public. If the dollar-converted final index value is less than the dollar-converted initial index value, you will lose money on your investment; you will receive an amount in cash that is less than the $10 issue price of each PLUS by an amount proportionate to the decrease in the dollar-converted value of the Dow Jones EURO STOXX 50
                         Index. See "Hypothetical Payouts on the PLUS at
                         Maturity" on PS-7.

Your appreciation        The appreciation potential of the PLUS is limited by
potential is limited     the maximum payment at maturity of $11.38 to $11.45, or
                         113.8% to 114.5% of the issue price. As a result, you will not share in any appreciation of the Dow Jones
                         EURO STOXX 50 Index above 113.8% to 114.5% of the dollar-converted value of the Dow Jones EURO STOXX 50
                         Index on the day we price the PLUS for initial sale to the public. Although the leverage factor provides 300% exposure to any increase in the dollar-converted value of the Dow Jones EURO STOXX 50 Index at maturity, because the payment at maturity will be limited to 113.8% to 114.5% of the issue price for each PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the dollar-converted final index value exceeds approximately 104.6% to 104.8% of the dollar-converted initial index value. See
                         "Hypothetical Payouts on the PLUS at Maturity" on PS-7.

The PLUS will not be     The PLUS will not be listed on any exchange. There may
listed                   be little or no secondary market for the PLUS. Even if
                         there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. MS & Co. currently intends to act as a market maker for the PLUS but is not required to do so.
                         Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time
                         MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the PLUS.

Market price of the      Several factors, many of which are beyond our control,
PLUS may be              will influence the value of the PLUS in the secondary
influenced by many       market and the price at which MS & Co. may be willing
unpredictable factors    to purchase or sell the PLUS in the secondary market,
                         including:

                         o the value of the Dow Jones EURO STOXX 50 Index at any time

                         o the volatility (frequency and magnitude of changes in value) of the Dow Jones

                            EURO STOXX 50 Index

                         o  the euro/U.S. dollar exchange rate at any time

                         o  interest and yield rates in the market

                         o the dividend rate on the stocks underlying the Dow Jones EURO STOXX 50 Index

                         o geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities underlying the Dow Jones EURO STOXX 50 Index or stock markets generally and which may affect the dollar-converted final index value

                         o  the time remaining until the PLUS mature

                         o  our creditworthiness

                         Some or all of these factors will influence the price you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the principal amount if at the time of sale the Dow Jones EURO STOXX 50 Index times the euro/U.S. dollar exchange rate is at or below the dollar-converted initial index value or if market interest rates rise.

                         You cannot predict the future performance of the Dow Jones EURO STOXX 50 Index based on its historical performance. The value of the Dow Jones EURO STOXX 50 Index may decrease so that you will receive at maturity a payment that is less than the principal amount of the PLUS by an amount proportionate to the decrease in the dollar-converted value of the Dow Jones EURO STOXX 50 Index. In addition, there can be no assurance that the value of the Dow Jones EURO STOXX 50 Index will increase so that you will receive at maturity an amount in excess of the principal amount of the PLUS. Nor can there be any assurance that the dollar-converted value of the Dow Jones EURO STOXX 50 Index will not increase beyond 113.8% to 114.5% of the dollar-converted initial index value, in which case you will only receive the maximum payment at maturity. You will no longer share in the performance of the Dow Jones EURO STOXX 50 Index at dollar-converted index values above 113.8% to 114.5% of the dollar-converted initial index value.

The notes are            Fluctuations in the exchange rate between the U.S.
subject to currency      dollar and the euro are likely to affect the value of
exchange risk            the PLUS. See "Description of PLUS--Currency Exchange
                         Rate Information" below.

                         The euro has been subject to fluctuations against the U.S. dollar since it first became the single currency of participating member states of the European Union on January 1, 1999 at the commencement of the third stage of European Economic and Monetary Union, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the euro and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the PLUS.

                         The exchange rate between the euro and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Europe as a whole and the United States, including economic and political developments in other countries.

                         Of particular importance to potential currency exchange risk are:

                         o  existing and expected rates of inflation

                         o  existing and expected interest rate levels

                         o  the balance of payments

                         o the extent of governmental surpluses or deficits in Europe and the United States of America.

                         All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

The inclusion of         Assuming no change in market conditions or any other
commissions and          relevant factors, the price, if any, at which MS & Co.
projected profit         is willing to purchase PLUS in secondary market
from hedging in the      transactions will likely be lower than the original
original issue price     issue price, since the original issue price included,
is likely to adversely   and secondary market prices are likely to exclude,
affect secondary         commissions paid with respect to the PLUS, as well as
market prices            the projected profit included in the cost of hedging
                         our obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Adjustments to the       STOXX Limited, which we refer to as STOXX, is
Dow Jones EURO STOXX     responsible for calculating and maintaining the Dow
50 Index could           Jones EURO STOXX 50 Index. STOXX can add, delete or
adversely affect the     substitute the stocks underlying the Dow Jones EURO
value of the PLUS        STOXX 50 Index or make other methodological changes
                         that could change the value of the Dow Jones EURO STOXX
                         50 Index. Any of these actions could adversely affect the value of the notes.

                         STOXX may discontinue or suspend calculation or publication of the Dow Jones EURO STOXX 50 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued Dow Jones EURO STOXX 50 Index. MS & Co. could have an economic interest that is different than that of investors in the PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PLUS will be an amount based on the dollar-converted closing prices at maturity of the stocks underlying the Dow Jones EURO STOXX 50 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the Dow Jones EURO STOXX 50 Index last in effect prior to discontinuance of the Dow Jones EURO STOXX 50 Index.

The economic             The economic interests of the calculation agent and
interests of the         other affiliates of ours are potentially adverse to
calculation agent        your interests as an investor in the PLUS.
and other affiliates
of ours are
potentially adverse      As calculation agent, MS & Co. will determine the
to your interests        euro/U.S. dollar exchange rate, the dollar-converted
                         initial index value and the dollar-converted final index value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by MS
                         & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any dollar-converted index closing value in the event of a discontinuance of the Dow Jones EURO STOXX 50 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of PLUS--Market
                         Disruption Event" and "--Discontinuance of the Dow
                         Jones EURO STOXX 50 Index; Alteration of Method of
                         Calculation."

                         The original issue price of the PLUS includes the agent's commissions and certain costs of hedging our obligations under the PLUS. The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Investing in the PLUS    Investing in the PLUS is not equivalent to investing in
is not equivalent to     the Dow Jones EURO STOXX 50 Index or its component
investing in the Dow     stocks. As an investor in the PLUS, you will not have
Jones EURO STOXX         voting rights or rights to receive dividends or other
50 Index                 distributions or any other rights with respect to the
                         stocks that underlie the Dow Jones EURO STOXX 50 Index.

Hedging and trading      We expect that MS & Co. and other affiliates of ours
activity by the          will carry out hedging activities related to the PLUS
calculation agent and    (and possibly to other instruments linked to the Dow
its affiliates could     Jones EURO STOXX 50 Index or its component stocks),
potentially adversely    including trading in the stocks underlying the Dow
affect the value of      Jones EURO STOXX 50 Index as well as in other
the PLUS                 instruments related to the Dow Jones EURO STOXX 50
                         Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the Dow Jones EURO STOXX 50
                         Index and other financial instruments related to the Dow Jones EURO STOXX 50 Index and the stocks underlying the Dow Jones EURO STOXX 50 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the PLUS for initial sale to the public could potentially increase the dollar-converted initial index value and, therefore, the value at which the Dow Jones EURO STOXX 50 Index must close on the valuation date before you receive a payment at maturity that exceeds the principal amount of the PLUS. Additionally, such hedging or trading activities during the term of the PLUS could potentially affect the dollar-converted value of the Dow Jones EURO STOXX 50 Index on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Because the              You should also consider the U.S. federal income tax
characterization of      consequences of investing in the PLUS. There is no
the PLUS for U.S.        direct legal authority as to the proper tax treatment
federal income tax       of the PLUS, and consequently our special tax counsel
purposes is              is unable to render an opinion as to their proper
uncertain, the           characterization for U.S. federal income tax purposes.
material U.S.            Significant aspects of the tax treatment of the PLUS
federal income tax       are uncertain. Pursuant to the terms of the PLUS, you
consequences of an       have agreed with us to treat a PLUS as a single
investment in the        financial contract, as described in the section of this
PLUS are uncertain       pricing supplement called "Description of PLUS--United
                         States Federal Income Taxation--General." If the
                         Internal Revenue Service (the "IRS") were successful in asserting an alternative characterization for the PLUS, the timing and character of income or loss with respect to the PLUS may differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the section of this pricing supplement called "Description of PLUS--United States Federal Income Taxation."

                         If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of PLUS--United States Federal Income
                         Taxation--Non-U.S. Holders."

                         You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                               DESCRIPTION OF PLUS

   Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PLUS" refers to each $10 principal amount of our PLUS due September 25, 2006, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on the Value of the Dow Jones EURO STOXX 50(SM) Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount......   $

Original Issue Date
(Settlement Date) ..............        , 2005

Maturity Date...................   September 25, 2006, subject to extension in
                                   accordance with the following paragraph in the event of a Market Disruption Event on the scheduled Valuation Date.

                                   If due to a Market Disruption Event or
                                   otherwise, the Valuation Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the Valuation Date as postponed. See "--Valuation Date" below.

Issue Price.....................   $10 per PLUS

Denominations...................   $10 and integral multiples thereof

CUSIP Number....................   61747Y204

Interest Rate...................   None

Specified Currency..............   U.S. dollars

Payment at Maturity.............   At maturity, upon delivery of the PLUS to the
                                   Trustee, we will pay with respect to the $10 principal amount of each PLUS an amount in cash equal to (i) if the Dollar-converted
                                   Final Index Value is greater than the
                                   Dollar-converted Initial Index Value, the lesser of (a) $10 plus the Leveraged Upside
                                   Payment and (b) the Maximum Payment at
                                   Maturity or (ii) if the Dollar-converted
                                   Final Index Value is less than or equal to the Dollar-converted Initial Index Value, $10 times the Index Performance Factor. See
                                   "--Discontinuance of the Dow Jones EURO STOXX
                                   50 Index; Alteration of Method of
                                   Calculation" below.

                                   We shall, or shall cause the Calculation
                                   Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PLUS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Maximum Payment at Maturity.....   $11.38 to $11.45. The Maximum Payment at
                                   Maturity will be determined on the day we price the PLUS for initial sale to the public.

Leveraged Upside Payment .......   The product of (i) $10 and (ii) 300% and
                                   (iii) the Dollar-converted Index Percent
                                   Increase.

Dollar-converted Index
Percent Increase ...............   A fraction, the numerator of which is the
                                   Dollar-converted Final Index Value minus the
                                   Dollar-converted Initial Index Value and the denominator of which is the Dollar-converted
                                   Initial Index Value.

Index Performance Factor........   A fraction, the numerator of which is the
                                   Dollar-converted Final Index Value and the denominator of which is the Dollar-converted
                                   Initial Index Value.

Dollar-converted Initial
Index Value ....................       , the Index Closing Value times the
                                   Exchange Rate, each as determined on the day we price the PLUS for initial sale to the public.

Index Closing Value.............   The Index Closing Value on any Index Business
                                   Day will equal the closing value of the Dow
                                   Jones EURO STOXX 50 Index or any Successor
                                   Index (as defined under "--Discontinuance of the Dow Jones EURO STOXX 50 Index; Alteration of Method of Calculation" below) published by STOXX Limited (or any successor sponsor thereto) at the regular weekday close of trading on the Relevant Exchange(s) on that Index Business Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Dow Jones EURO
                                   STOXX 50 Index described under
                                   "--Discontinuance of the Dow Jones EURO STOXX
                                   50 Index; Alteration of Method of
                                   Calculation."

Dollar-converted Final
Index Value ....................   The Index Closing Value of the Dow Jones EURO
                                   STOXX 50 Index times the Exchange Rate, each as determined on the Valuation Date.

Exchange Rate...................   The Exchange Rate on any Index Business Day
                                   means the rate for conversion of euros into U.S. dollars (expressed as the number of U.S.
                                   dollars per euro) as determined by reference to the euro/U.S. dollar exchange rate displayed Bloomberg page EUR <currency> <QR>
                                   (or any successor page thereto) at or
                                   immediately following the regular weekday close of trading on the Relevant Exchange(s) on such Index Business Day, as determined by the Calculation Agent; provided that, if such Bloomberg page is unavailable on any Index
                                   Business Day, the Calculation Agent will determined the Exchange Rate by reference to the euro/U.S. dollar exchange rate displayed on Reuters Page FEDSPOT (or any successor page thereto) at or immediately following the regular weekday close of trading on the Relevant Exchange(s) on such Index Business
                                   Day. If no Exchange Rate can be determined pursuant to the previous sentence, the Calculation Agent, in its sole discretion, shall determine the Exchange Rate on any Index Business Day.

Valuation Date..................   The Valuation Date will be the second
                                   scheduled Index Business Day prior to the Maturity Date, subject to adjustment for Market Disruption Events as described in the following paragraph.

                                   If there is a Market Disruption Event on the scheduled Valuation Date or if the scheduled Valuation Date is not otherwise an Index Business Day, the Valuation Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred.

Trading Day.....................   A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange,
                                   Inc. ("NYSE"), the American Stock Exchange
                                   LLC ("AMEX"), the Nasdaq National Market, the
                                   Chicago Mercantile Exchange and the Chicago
                                   Board of Options Exchange and in the
                                   over-the-counter market for equity securities in the United States.

Index Business Day..............   Any Trading Day other than a Saturday or
                                   Sunday on which the Dow Jones EURO STOXX 50
                                   Index (or Successor Index) is calculated.

Book Entry Note or
Certificated Note ..............   Book Entry. The PLUS will be issued in the
                                   form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the PLUS. Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                   Global Securities" in the accompanying
                                   prospectus.

Senior Note or Subordinated
Note ...........................   Senior

Trustee.........................   JPMorgan Chase Bank, N.A. (formerly known as
                                   JPMorgan Chase Bank)

Agent...........................   Morgan Stanley & Co. Incorporated and its
                                   successors ("MS & Co.")

Calculation Agent...............   MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                   All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Dollar-converted Initial Index Value, the Dollar-converted Final Index Value or whether a Market Disruption Event has occurred. See "--Discontinuance of the Dow Jones EURO STOXX 50 Index; Alteration of Method of Calculation" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event.........   Market Disruption Event means, with respect
                                   to the Dow Jones EURO STOXX 50 Index:

                                     (i)  the occurrence or existence of a
                                     suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Dow Jones EURO STOXX 50 Index (or the Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Dow Jones EURO STOXX 50 Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the Dow Jones EURO STOXX 50 Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

                                     (ii)  a determination by the Calculation
                                     Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.

                                   For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Dow Jones EURO

                                   STOXX 50 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Dow Jones EURO STOXX 50 Index shall be based on a comparison of (x) the portion of the value of the Dow Jones EURO STOXX 50 Index attributable to that security relative to (y) the overall value of the Dow Jones EURO STOXX 50 Index, in each case immediately before that suspension or limitation.

                                   For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Dow Jones EURO STOXX 50 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Dow Jones EURO STOXX 50 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the Dow Jones EURO STOXX 50 Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange...............   Relevant Exchange means the primary exchange
                                   or market of trading for any security then included in the Dow Jones EURO STOXX 50 Index or any Successor Index.

Alternate Exchange
Calculation in Case of
an Event of Default ............   In case an event of default with respect to
                                   the PLUS shall have occurred and be
                                   continuing, the amount declared due and
                                   payable per PLUS upon any acceleration of the PLUS (an "Event of Default Acceleration") shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated using the Dollar-converted Index Closing Value as of the date of such acceleration as the Dollar-converted Final Index Value.

                                   If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the PLUS as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Dow Jones EURO STOXX
50 Index .......................   We have derived all information contained in
                                   this pricing supplement regarding the Euro
                                   STOXX 50 Index, including, without
                                   limitation, its make-up, method of
                                   calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Euro
                                   STOXX 50 Index is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.

                                   The Euro STOXX 50 Index (euro price return only) was created by STOXX Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Euro STOXX 50 Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The Euro STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com.

                                   Euro STOXX 50 Index Composition and
                                   Maintenance

                                   The Euro STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Set forth below are the country weightings and industrial sector weightings of the securities currently included in the Euro STOXX 50 Index as of December 30, 2004:

                                                           Industrial Sector
                                  Country Weightings          Weightings
                                  ------------------ ---------------------------
                                  France       31.3% Banks                 20.8%
                                  Germany      22.6% Oil & Gas             16.2%
                                  The          17.2% Telecommunication     12.1%
                                  Netherlands
                                  Spain        13.8% Insurance             10.6%
                                  Italy        11.6% Utilities              9.0%
                                  Finland       3.5% Technology             6.2%
                                                     Chemicals              4.0%
                                                     Healthcare             3.8%
                                                     Personal & Household   3.7%
                                                     Goods
                                                     Industrial Goods &     3.4%
                                                     Services
                                                     Food & Beverage        2.9%
                                                     Retail                 1.9%
                                                     Automobiles & Parts    1.9%
                                                     Construction &         1.8%
                                                     Materials
                                                     Media                  1.6%

                                   The composition of the Euro STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Euro STOXX 50 Index are made to ensure that the Euro STOXX 50 Index includes the 50 market sector leaders from within the Euro STOXX Index.

                                   The free float factors for each component stock used to calculate the Euro STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

                                   The Euro STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Euro STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

                                   Euro STOXX 50 Index Calculation

                                   The Euro STOXX 50 Index is calculated with the "Laspeyres formula," which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Euro STOXX 50 Index value can be expressed as follows:

                                           free float market capitalization of the
                                                      Euro STOXX 50 Index
                                   Index = -----------------------------------------------  x 1,000
                                           adjusted base date market capitalization of the
                                                        Euro STOXX 50 Index

                                   The "free float market capitalization of the Euro STOXX 50 Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Euro STOXX 50 Index is being calculated.

                                   The Euro STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the Euro STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (where applicable).

                                   (1) Split and reverse split:

                                       Adjusted price = closing price * A/B

                                       New number of shares = old number of shares * B / A

                                       Divisor: no change

                                   (2) Rights offering:

                                       Adjusted price = (closing price * A + subscription price * B)/
                                                       (A + B)

                                       New number of shares = old number of shares * (A + B) / A

                                       Divisor: increases

                                   (3) Stock dividend:

                                       Adjusted price = closing price * A / (A + B)

                                       New number of shares = old number of shares * (A + B) / A

                                       Divisor: no change

                                   (4) Stock dividend of another company:

                                       Adjusted price =  (closing price * A - price of other company * B) / A

                                       Divisor: decreases

                                   (5) Return of capital and share consideration:

                                       Adjusted price = (closing price - dividend announced by company *
                                                        (1-withholding tax)) * A/B

                                       New number of shares = old number of shares * B/A

                                       Divisor: decreases

                                   (6) Repurchase shares / self tender:

                                       Adjusted price =  ((price before tender * old number of shares ) -
                                                         (tender price * number of tendered shares)) / (old
                                                         number of shares - number of tendered shares)

                                       New number of shares =  old number of shares - number of tendered shares

                                       Divisor: decreases

                                   (7) Spin-off:

                                       Adjusted price = (closing price * A - price of spun-off shares * B)/A

                                       Divisor: decreases

                                   (8) Combination stock distribution (dividend or split) and rights offering:

                                       For this corporate action, the following additional assumptions apply:

                                       o   Shareholders receive B new shares
                                           from the distribution and C new
                                           shares from the rights offering for
                                           every A shares held

                                       o   If A is not equal to one share, all
                                           the following "new number of shares"
                                           formulae need to be divided by A:

                                       - If rights are applicable after stock
                                       distribution (one action applicable to
                                       other):

                                       Adjusted   price = (closing price * A + subscription price * C *
                                                          (1 + B / A)) / ((A + B) * ( 1 + C / A))

                                       New number of shares = old  number of shares * ((A + B)* (1 + C /
                                                              A)) / A

                                       Divisor: increases

                                       - If stock distribution is applicable
                                       after rights (one action applicable to
                                       other):

                                       Adjusted price = (closing price * A + subscription price * C) / ((A +

                                                C) * (1 + B / A))

                                       New number of shares = old number of shares * ((A + C)*
                                                              (1 + B / A))

                                       Divisor: increases

                                       - Stock distribution and rights (neither action is applicable to the other):

                                       Adjusted price =  (closing price * A + subscription price * C) /
                                                         (A + B + C)

                                       New number of shares = old number of shares * (A + B +C) / A

                                       Divisor: increases


Discontinuance of the Dow Jones
 EURO STOXX 50 Index; Alteration
  of Method of Calculation......   If STOXX discontinues publication of the Dow
                                   Jones EURO STOXX 50 Index and STOXX or
                                   another entity publishes a successor or
                                   substitute index that MS & Co., as the
                                   Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50 Index
                                   (such index being referred to herein as a "Successor Index"), then any subsequent Index
                                   Closing Value will be determined by reference to the published value of such Successor
                                   Index at the regular weekday close of trading of the Relevant Exchange(s) for such Successor Index on the Index Business Day that any Index Closing Value is to be determined.

                                   Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PLUS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                   If STOXX discontinues publication of the Dow
                                   Jones EURO STOXX 50 Index prior to, and such discontinuance is continuing on, the Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Dow Jones EURO STOXX 50 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Dow Jones EURO STOXX 50 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones EURO STOXX 50 Index may adversely affect the value of the PLUS.

                                   If at any time the method of calculating the Dow Jones EURO STOXX 50 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Dow Jones EURO STOXX 50 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Dow Jones EURO STOXX 50 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value with reference to the Dow Jones EURO STOXX 50 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Dow Jones EURO STOXX 50 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information..........   The following table sets forth the published
                                   high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Dow Jones EURO STOXX 50 Index for each quarter in the period from January 1, 2000 through August 23, 2005. The Index Closing
                                   Value on August 23, 2005 was 3,299.28. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the Dow Jones EURO STOXX 50 Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Dow Jones EURO
                                   STOXX 50 Index on the Valuation Date. The level of the Dow Jones EURO STOXX 50 Index may decrease so that you will receive a payment at maturity that is less than the principal amount of the PLUS. We cannot give you any assurance that the level of the Dow
                                   Jones EURO STOXX 50 Index will increase so that at maturity you will receive a payment in excess of the principal amount of the PLUS. Nor can we give you any assurance that the dollar-converted value of the Dow Jones
                                   EURO STOXX 50 Index will not increase beyond
                                   113.8% to 114.5% of the Dollar-converted
                                   Initial Index Value, in which case you will only receive the Maximum Payment at Maturity.
                                   Because your return is linked to the level of the Dow Jones EURO STOXX 50 Index and the
                                   Exchange Rate at maturity, there is no
                                   guaranteed return of principal.

                                   If the Dollar-converted Final Index Value is less than the Dollar-converted Initial Index Value, you will lose money on your investment.


                                                     High     Low     Period End
                                                     ----     ---     ----------
                                  2000
                                   First Quarter.. 5,464.43  4,500.69  5,249.55
                                   Second Quarter. 5,434.81  4,903.92  5,145.35
                                   Third Quarter.. 5,392.63  4,915.18  4,915.18
                                   Fourth Quarter. 5,101.40  4,614.24  4,772.39
                                  2001
                                   First Quarter.. 4,787.45  3,891.49  4,185.00
                                   Second Quarter. 4,582.07  4,039.16  4,243.91
                                   Third Quarter.. 4,304.44  2,877.68  3,296.66
                                   Fourth Quarter. 3,828.76  3,208.31  3,806.13
                                  2002
                                   First Quarter.. 3,833.09  3,430.18  3,784.05
                                   Second Quarter. 3,748.44  2,928.72  3,133.39
                                   Third Quarter.. 3,165.47  2,187.22  2,204.39
                                   Fourth Quarter. 2,669.89  2,150.27  2,386.41
                                  2003
                                   First Quarter.. 2,529.86  1,849.64  2,036.86
                                   Second Quarter. 2,527.44  2,067.23  2,419.51
                                   Third Quarter.. 2,641.55  2,366.86  2,395.87
                                   Fourth Quarter. 2,760.66  2,434.63  2,760.66
                                  2004
                                   First Quarter.. 2,959.71  2,702.05  2,787.49
                                   Second Quarter. 2,905.88  2,659.85  2,811.08
                                   Third Quarter.. 2,806.62  2,580.04  2,726.30
                                   Fourth Quarter. 2,955.11  2,734.37  2,951.24
                                  2005
                                   First Quarter.. 3,114.54  2,924.01  3,055.73
                                   Second Quarter. 3,190.80  2,930.10  3,181.54
                                   Third Quarter
                                    (through
                                    August 23,
                                    2005)......... 3,370.48  3,170.06  3,299.28

Currency Exchange Rate
Information ....................   The following table sets forth the high, low
                                   and period-ending euro/U.S. dollar exchange rates (expressed as the number of U.S.
                                   dollars per euro) for each quarter from
                                   January 1, 2000 through August 23, 2005. We obtained the exchange rates listed below from Bloomberg Financial Markets and we believe such information to be accurate.

                                                        High    Low   Period-end
                                                        ----    ---   ----------
                                  2000
                                  First Quarter......  1.0336  0.9514   0.9553
                                  Second Quarter.....  0.9650  0.8895   0.9525
                                  Third Quarter......  0.9553  0.8493   0.8827
                                  Fourth Quarter.....  0.9427  0.8272   0.9427
                                  2001
                                  First Quarter......  0.9570  0.8767   0.8767
                                  Second Quarter.....  0.9042  0.8424   0.8490
                                  Third Quarter......  0.9277  0.8364   0.9114
                                  Fourth Quarter.....  0.9205  0.8770   0.8895
                                  2002
                                  First Quarter......  0.9033  0.8593   0.8717
                                  Second Quarter.....  0.9914  0.8750   0.9914
                                  Third Quarter......  1.0117  0.9660   0.9866
                                  Fourth Quarter.....  1.0492  0.9707   1.0492

                                                        High    Low   Period-end
                                                        ----    ---   ----------
                                  2003
                                  First Quarter......  1.1054  1.0362   1.0915
                                  Second Quarter.....  1.1909  1.0695   1.1511
                                  Third Quarter......  1.1656  1.0809   1.1656
                                  Fourth Quarter.....  1.2595  1.1416   1.2595
                                  2004
                                  First Quarter......  1.2842  1.2128   1.2316
                                  Second Quarter.....  1.2365  1.1822   1.2199
                                  Third Quarter......  1.2452  1.2011   1.2436
                                  Fourth Quarter.....  1.3637  1.2285   1.3554
                                  2005
                                  First Quarter......  1.3465  1.2757   1.2964
                                  Second Quarter.....  1.3087  1.2032   1.2108
                                  Third Quarter
                                 (through August
                                    23, 2005)........  1.2471  1.1902   1.2237

                                   Source: Bloomberg Financial Markets

                                   The information presented in this pricing supplement relating to the exchange rate of the U.S. dollar as compared to the euro is furnished as a matter of information only. The euro has been subject to declines and fluctuations in the past and may be subject to significant fluctuations in the future. The fluctuations or periods of relative stability in the euro/U.S. dollar exchange rate that have occurred in the past are not necessarily indicative of fluctuations or periods of relative stability in that rate that may occur over the term of the PLUS.

                                   The exchange rates between the euro and U.S.
                                   dollar are at any moment a result of the supply and demand for the currencies being compared, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the European Monetary Union and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the participating member states of the European Union, the United States and other jurisdictions important to international trade and finance.

Use of Proceeds and Hedging.....   The net proceeds we receive from the sale of
                                   the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries. The original issue price of the PLUS includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the day we price the PLUS for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the stocks underlying the Dow Jones EURO STOXX 50 Index, in futures or options contracts on the Dow Jones EURO STOXX 50 Index or any stocks underlying the Dow Jones EURO STOXX 50 Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Dow Jones EURO STOXX 50 Index, and therefore effectively increase the level at which the Dow Jones EURO STOXX 50 Index must close before you would receive at maturity a payment that exceeds the principal amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS by purchasing and selling the stocks underlying the Dow Jones EURO STOXX 50 Index, futures or options contracts on the Dow Jones EURO STOXX 50 Index or any stocks underlying the Dow Jones EURO STOXX 50 Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date. We cannot give any assurance that our hedging activity will not affect the value of the Dow Jones EURO STOXX 50 Index and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity.

Supplemental Information
Concerning Plan of
Distribution....................   Under the terms and subject to the conditions
                                   contained in the U.S. distribution agreement
                                   referred to in the prospectus supplement
                                   under "Plan of Distribution," the Agent,
                                   acting as principal for its own account, has
                                   agreed to purchase, and we have agreed to
                                   sell, the principal amount of PLUS set forth
                                   on the cover of this pricing supplement. The
                                   Agent proposes initially to offer the PLUS
                                   directly to the public at the public offering
                                   price set forth on the cover page of this
                                   pricing supplement. The Agent may allow a
                                   concession not in excess of $    per PLUS to
                                   other dealers, which may include Morgan
                                   Stanley & Co. International Limited and Bank
                                   Morgan Stanley AG. We expect to deliver the
                                   PLUS against payment therefor in New York,
                                   New York on        , 2005. After the initial
                                   offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

                                   In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS or the level of the Dow Jones EURO STOXX 50 Index. Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering or may sell individual stocks underlying the Dow Jones EURO STOXX 50 Index it does not own, creating a naked short position in the PLUS or the individual stocks underlying the Dow Jones EURO STOXX 50 Index, respectively, for its own account. The Agent must close out any naked short position by purchasing the

                                   PLUS or the individual stocks underlying the Dow Jones EURO STOXX 50 Index in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS or the individual stocks underlying the Dow Jones EURO STOXX 50 Index in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PLUS or the individual stocks underlying the Dow Jones EURO STOXX 50 Index in the open market to stabilize the price of the PLUS. Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of PLUS. See "--Use of Proceeds and Hedging" above.

                                   General

                                   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                   The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                   Brazil

                                   The PLUS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PLUS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                   Chile

                                   The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                   Hong Kong

                                   The PLUS may not be offered or sold in Hong
                                   Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PLUS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                   Mexico

                                   The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                   Singapore

                                   This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS may not be circulated or distributed, nor may the PLUS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PLUS to the public in Singapore.

License Agreement between
 STOXX and Morgan Stanley.......   STOXX Limited and Morgan Stanley have entered
                                   into a non-exclusive license agreement
                                   providing for the license to Morgan

                                   Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Euro STOXX 50 Index, which is owned and published by STOXX Limited, in connection with securities, including the Notes.

                                   The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                   The Notes are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. STOXX Limited's only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the Dow Jones EURO STOXX 50(SM) Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the Notes. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50(SM) Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                   STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50(SM)INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES EURO STOXX 50(SM) INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50(SM)INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

                                  "Dow Jones EURO STOXX 50(SM)"and "STOXX(SM)" are service marks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. Morgan
                                   Stanley's Performance Leveraged Upside
                                   Securities(SM)due September 25, 2006,
                                   Mandatorily Exchangeable for an Amount
                                   Payable in U.S. Dollars Based on the Value of the Dow Jones EURO STOXX 50(SM)Index are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Notes.

ERISA Matters for Pension          Each fiduciary of a pension, profit-sharing
Plans and Insurance Companies...   or other employee benefit plan subject to the
                                   Employee Retirement Income Security Act of
                                   1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of
                                   ERISA and would be consistent with the
                                   documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-

                                   60, 91-38, 90-1, or 84-14 or such purchase,
                                   holding or disposition is otherwise not
                                   prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity, is not purchasing such securities on behalf of or with "plan assets" of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or
                                   Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).


                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   Purchasers of the PLUS have exclusive
                                   responsibility for ensuring that their
                                   purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above.

United States Federal
Income Taxation ................   The following summary is based on the advice
                                   of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S.
                                   federal income tax consequences to initial investors in the PLUS that (i) purchase the PLUS at their Issue Price and (ii) will hold the PLUS as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to investors subject to special treatment under the U.S.
                                   federal income tax laws, such as:

                                   o   certain financial institutions;

                                   o   tax-exempt organizations;

                                   o dealers and certain traders in securities or foreign currencies;

                                   o   investors holding the PLUS as part of a
                                       hedging transaction, straddle, conversion or other integrated transaction;

                                   o   U.S. Holders, as defined below, whose
                                       functional currency is not the U.S.
                                       dollar;

                                   o   partnerships; o nonresident alien
                                       individuals who have lost their United
                                       States citizenship or who have ceased to be taxed as United States resident aliens;

                                   o   corporations that are treated as
                                       controlled foreign corporations or
                                       passive foreign investment companies;

                                   o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                                   o Non-U.S. Holders for whom income or gain in respect of the PLUS is effectively connected with a trade or business in the United States;

                                   o   Non-U.S. Holders who are individuals
                                       having a "tax home" (as defined in
                                       Section 911(d)(3) of the Code) in the
                                       United States; and

                                   O Non-U.S. Holders that hold, or will hold, actually or constructively, more than 5% of the PLUS or more than 5% of any component stock of the Dow Jones EURO STOXX 50(SM)Index.

                                   As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                   If you are considering purchasing the PLUS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under any state, local or foreign taxing jurisdiction.

                                   General

                                  Pursuant to the terms of the PLUS, we and every investor in the PLUS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a PLUS for all tax purposes as a single financial contract with respect to the Dow Jones EURO STOXX 50 Index that (i) requires the investor to pay us at inception an amount equal to the purchase price of the PLUS and (ii) entitles the investor to receive at maturity an amount in cash based upon the performance of the Dow Jones EURO STOXX 50 Index. The characterization of the PLUS described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the PLUS (or of similar instruments) for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities that directly address the PLUS (or similar instruments), Tax Counsel is unable to render an opinion as to whether the U.S. federal income tax characterization of the PLUS stated above should be respected. Significant aspects of the U.S. federal income tax consequences of an investment in the PLUS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS (including possible alternative characterizations of the PLUS) and regarding any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization described above.

                                   U.S. Holders

                                   As used herein, the term "U.S. Holder" means a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                   o  a citizen or resident of the United
                                      States;

                                   o a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any political subdivision thereof; or

                                   o an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                                   Tax Treatment of the PLUS

                                   Tax basis. A U.S. Holder's tax basis in the PLUS will equal the amount paid by the U.S. Holder to acquire the PLUS.

                                   Settlement of the PLUS at maturity. Upon receipt of cash at maturity, a U.S. Holder generally will recognize long-term capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's tax basis in the PLUS.

                                   Sale or exchange of the PLUS. Upon a sale or exchange of the PLUS prior to their maturity, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Holder's tax basis in the PLUS sold or exchanged. This gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the PLUS for more than one year at the time of disposition.

                                   Possible Alternative Tax Treatments of an
                                   Investment in the PLUS

                                   Due to the absence of authorities that
                                   directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the PLUS under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

                                   If the IRS were successful in asserting that the Contingent Payment Regulations applied to the PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the PLUS every year at a "comparable yield" determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount, and as capital loss thereafter.

                                   Even if the Contingent Payment Regulations do not apply to the PLUS, other alternative federal income tax characterizations of the PLUS are possible which, if applied, could also affect the timing and the character of the income or loss with respect to the PLUS. It is possible, for example, that a PLUS could be treated as a unit consisting of a loan and a forward contract, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS.

                                   Backup Withholding and Information Reporting

                                   A U.S. Holder of the PLUS may be subject to backup withholding in respect of amounts paid to the U.S. Holder, unless the U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, a U.S. Holder of the PLUS may also be subject to information reporting requirements, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

                                   Non-U.S. Holders

                                   The discussion under this heading applies to you only if you are a "Non-U.S. Holder." A Non-U.S. Holder is a beneficial owner of a PLUS that for U.S. federal income tax purposes is:

                                   o  a nonresident alien individual;

                                   o  a foreign corporation; or

                                   o  a foreign trust or estate.

                                   Tax Treatment upon Maturity, Sale, Exchange or Disposition of a PLUS. A Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder, except that gain from the sale or exchange of the PLUS or their settlement at maturity may be subject to U.S. federal income tax if such Non-U.S. Holder is a non-resident alien individual and is present in the United States for 183 days or more during the taxable year of the sale or exchange (or settlement at maturity) and certain other conditions are satisfied.

                                   If all or any portion of a PLUS were
                                   recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that the IRS Form W-8BEN certification requirements described below under "--Information Reporting and Backup Withholding" were satisfied and such Non-U.S. Holder did not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and was not a bank receiving interest described in Section 881(c)(3)(A) of the Code.

                                   Estate Tax. Non-U.S. Holders who are
                                   individuals, and entities the property of which is potentially includible in the gross estate of a non-U.S. individual for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS is likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the PLUS.

                                   Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder will be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certain certification procedures establishing that it is not a U.S. person for U.S. federal income tax purposes (e.g., by providing a completed IRS Form W-8BEN certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person) or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.